Table of Contents

Exhibit 1.1

CONTAX PARTICIPAÇÕES S.A.

Corporate Taxpayer’s ID (CNPJ) 04.032.433/0001-80

Corporate Registry ID (NIRE) 33300275410

Publicly-held Company

BYLAWS

CHAPTER I

Name, Head Office, Purpose and Duration

Article 1 - CONTAX PARTICIPAÇÕES S.A. is a publicly-held  company, governed by the provisions of these Bylaws and by applicable legislation.

Article 2 - The Company’s head office and its jurisdiction are in the city of Rio de Janeiro, State of Rio de Janeiro, at Rua do Passeio, 48 to 56 parte, Cinelândia, and it may, upon resolution of the Board of Directors, regardless of authorization by the Shareholders General Shareholders’ Meeting, open, maintain and close branches, offices, warehouses or representation agencies anywhere in the Brazilian territory or abroad.

Article 3 - The purpose of the Company is to participate, direct or indirectly, in other companies either, commercial or civil, as partner, shareholder or quotaholder, whether in Brazil or abroad.

Article 4 - The Company is established for an indeterminate period of time.

CHAPTER II

Capital Stock and Shares

Article 5 - The capital stock is R$223,873,116.10 (two hundred, twenty-three million, eight hundred, seventy-three thousand, one hundred, sixteen Reais and ten centavos), divided into 59,770,600 shares, of which 23,089,600 are common shares and 36,681,000 are preferred shares, all book-entry, registered shares with no par value.

Paragraph 1 - The Company is authorized to increase its capital stock up to 500,000,000 (five hundred million) common or preferred shares, regardless of  any amendment of Bylaws, by means of a resolution of the Board of Directors, which shall  determine the conditions of the respective increase.

Paragraph 2 - The issue of shares, debentures convertible into shares or subscription warrants, placement of which shall be made by means of a sale in stock exchange or public subscription, swap for shares in a public offering of control acquisition, under the terms of the law, may be subject to exclusion of preemptive right in the subscription.

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Exhibit 1.1

Paragraph 3 - The preferred shares are not entitled to vote, ensuring them priority in the reimbursement in the event of the Company’s dissolution, without premium, and in the payment of minimum non-cumulative dividends of: (a) 6% (six percent) per year upon the value resulting from the division of the subscribed capital by the total number of Company’s shares or; (b) 3% (three percent) of the net equity value of the share, prevailing whichever is higher between (a) and (b).

Paragraph 4 - The preferred shares shall represent up to 2/3 (two thirds) of the total shares issued by the Company, and the proportion previously existing amongst common and preferred shares may be changed upon the issuance of preferred shares.

Paragraph 5 - The Company may, by resolution of the General Shareholders’ Meeting, grant stock options on behalf of the administrators and employees, or individuals who render services to the company under their control.

Paragraph 6 - In case of the subscriber does not pay in the amount subscribed under the conditions provided for by the list or the call  the subscriber shall legally be in default, for purposes of the Articles 106 and 107 of the Law 6,404/76, being subject to the payment of the overdue amount adjusted for price level restatement as per the IGP-M (General Market Price Index) variation in the lowest periodicity legally admitted, in addition to a 12% (twelve percent) interest per year, “pro rata temporis” and penalty corresponding to 10% (ten percent) of the overdue installment amount, duly restated.

CHAPTER III

SECTION I

General Shareholders’ Meeting

Article 6 - The General Shareholders’ Meeting is the Company’s senior body, with powers to resolve on all matters related to the Company’s purpose and to take actions which might be deemed convenient to the defense and development of the Company.

Article 7 - The Shareholders’ General Shareholders’ Meeting, under the terms of the law, shall be held:

(a) On an ordinary basis: within the first four months immediately following the end of the fiscal year, with the purpose of:

                 (i)            to receive the accounts rendered by the corporation officers, discuss and vote on the financial statements;

               (ii)            elect the Board of Directors, at the appropriate time, and the Audit Committee, if any; and

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Exhibit 1.1

             (iii)            to decide on the uses to which the net profits of the fiscal year should be put, if any, and on the distribution of dividends, as the case may be; and determine the administrators’ compensation.

 (b) On an extraordinary basis: whenever, by means of legal call notice, the social interests advise or require shareholders’ pronouncement.

Article 8 - The General Shareholders’ Meeting shall be called by the Chairman of the Board of Directors. The Chairman thereof shall reflect the substance of the respective act or as provided for in the Sole Paragraph of the Article 123 of the Law 6,404 as of 12.15.1976.

Article 9 - The General Shareholders’ Meeting shall be instated by any Officer of the Company, who shall proceed with the election of the Presiding board, composed of one chairman and one secretary, chosen amongst those attending the Meeting.

Article 10 - The minutes shall be record from the works and resolutions of the General Shareholders’ Meeting, signed by the board members and by the attending shareholders, who represent, at least, the majority required for the resolutions adopted.

Paragraph 1 - The minutes shall be record as a summary, including dissents and protests.

Paragraph 2 – Unless otherwise decided in the General Shareholders’ Meeting, the minutes shall be published without signatures of the shareholders.

Article 11 - It is privately incumbent upon the General Shareholders’ Meeting to resolve on the following matters:

a.             to amend the Company’s bylaws;

b.            to elect or discharge corporation officers and auditors of the Company at any time, except the provision in the Article 17, III, of these Bylaws;

c.             to receive the yearly accounts drawn up by the corporation’s officers and to decide on the financial statements presented by them;

d.            to authorize the issuance of debentures convertible into shares, except in the Article 17, XXIV, of these Bylaws;

e.             to suspend rights of a shareholder;

f.             to resolve on the corporation’s transformation, consolidation, incorporation and divestment, its dissolution and liquidation, to elect and discharge its liquidators, and to examine their accounts;

g.            to resolve on the value property which the shareholder shall compete for the capital stock composition;

h.            to authorize the administrators to resolve on the bankruptcy and on to request reorganization.

Last update on 25 April, 2011

Exhibit 1.1

SECTION II

Management of the Company

Article 12 - The Company shall be managed by a Board of Directors and an Executive Board, as provided for by the law and these Bylaws, and their members are exempt from rendering guarantee in order to perform their functions.

Paragraph 1 - The Board of Directors, a collective resolution body, shall exercise the senior management of the Company.

Paragraph 2 - The Executive Board is the executive management body of the Company, each one of its members acting according to the respective competence.

Paragraph 3 - The responsibilities and powers conferred by the law upon the administrative bodies may not be delegated to another body.

SECTION III

Board of Directors

Article 13 - The Board of Directors shall consist of up to 13 (thirteen) members and equal number of alternates, all of whom shareholders, with the designation of Board members, who shall be elected by the General Shareholders’ Meeting and discharged by it at any time, with a unified term of office of 3 (three) years, reelection being permitted.

Paragraph 1 - After the end of the term of office, the Board members shall remain in the exercise of their offices up to the investiture of the administrators who shall substitute them, under the terms of the law and these Bylaws.

Paragraph 2 - The members of the Board of Directors shall be invested in office by means of the execution of the respective term, drawn up in the Company’s records.

Article 14 - The Board of Directors shall have a Chairman designated amongst its members, who shall call and chair its meetings, and he shall be annually elected by the majority of votes of its members, and the first election shall be held immediately after their investitures.

Article 15 - In the event of vacancy in the position of Board member, inclusively in the Chairman position, his/her respective alternate shall take over the position completing the term of office of the Board member substituted.

Paragraph 1 - In case of his/her absences or temporary impediments, the Board member shall be substituted by his/her alternate, specifically for each meeting. In the assumption of absences or temporary impediments of the Chairman, he/she shall indicate amongst the sitting Board members the one who shall temporarily take over the Chair of the Board of Directors and he/she shall be substituted by his/her alternate at the respective meetings.

Last update on 25 April, 2011

Exhibit 1.1

Paragraph 2 - In the event of vacancy in the position of Board member and, in the absence of his/her alternate to comply with the remaining term of office, the other Board members shall appoint his/her alternates up to the first General Shareholders’ Meeting, which shall be held under the terms of the law.

Article 16 - The Board of Directors shall be regularly held, on an ordinary basis, at least once every quarter and, on an extraordinary basis, whenever necessary, by means of the call of any Board member.

Paragraph 1 - The extraordinary meetings of the Board shall be called upon written notice containing, with a minimum 5 (five) business day prior notice, which shall contain the agenda and the matters to be discussed during the respective meeting.  Despite this provision, the Board of Directors’ meeting held with the attendance of all the members shall be consider regular.

Paragraph 2 - The instatement quorum of the Board of Directors’ meetings shall be the majority of the regular members.

Paragraph 3 - The Board of Directors shall resolve by the majority of votes of those attending the meeting, and the Chairman shall be incumbent, in addition to his personal vote, upon the casting vote.

Paragraph 4 - The Minutes of the Board of Directors’ Meeting which elect, discharge, designate or determine the Officers’ attributions shall be filed with the State Commercial Registry and published in a local press agency, adopting the same procedure for acts of other nature, whenever the Board of Directors deems convenient.

Paragraph 5 - The decisions of the Board of Directors shall be in the Minutes, which shall be signed by those attending the meeting.

Paragraph 6 – The Board of Directors may determine the creation of advisory committees to assist the members of the Board and define their respective composition and specific duties.

Paragraph 7 – These committees will analyze and discuss matters defined as under their authority and formulate proposals and recommendations for resolution by the Board of Directors.

Article 17 - The board of directors shall be responsible for:

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Exhibit 1.1

I.                               to establish the general strategy of the Company’s business and follow up the execution thereof;

II.                            to approve and change the Company’s annual budget, as well as the controlled companies annual budget, and the business goals and strategies provided for the subsequent period;

III.                         to elect and discharge, at any time, the Company’s officers and prescribe their duties, in compliance with the legal and statutory provisions, as well as to choose the main executive of the Company;

IV.                         Supervise the performance of the Officers, examine, at any time, the Company’s books, request information on agreements signed or about to be signed, and take all necessary action;

V.                            Resolve of the monthly fees to each member of the Company’s Board of Directors, Executive Board and Audit Committee, when operating, as well as to establish the guidelines regarding the criteria of remuneration of the managers and members of the Fiscal Council of controlled companies;

VI.                         to appoint or discharge the independent auditors;

VII.                      to call the General Shareholders’ Meeting;

VIII.                   to approve and submit to the General Shareholders’ Meeting the financial statements and the Management Report of the Company, therein included the consolidated statements;

IX.                         to approve and amend the Internal Regulation of the Board of Directors;

X.                            to establish the location of the Company’s head office, as well as to create and close branch offices, agencies, offices, departments and representations any part of the domestic territory and abroad;

XI.                         to submit to the General Shareholders’ Meeting the allocation to be given to the net profits of the fiscal year;

XII.                      to resolve on the acquisition of control and stake in other corporations, as well as the increase in the equity interest in controlled or associated companies in the country or abroad;

XIII.                   to resolve on the establishment of any subsidiary;

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Exhibit 1.1

XIV.                   In event of not being allocated in the Company’s annual budget, authorize the divestiture, wholly or partly, of the shares owned by Company in its controlled and associated companies, if such shares represent more than R$10,000,000.00 (ten million Reais);

XV.                      to authorize the Company or its controlled companies to sign joint venture and shareholders’ agreements;

XVI.                   to authorize the acquisition of shares issued by the Company for purposes of canceling or remaining in treasury and subsequent disposal;

XVII.                to approve investments exceeding R$10,000,000.00 (ten million Reais), whenever not provided for in the Company’s annual budget;

XVIII.             to approve any loan, financing or granting of any collateral or personal guarantee by the Company or its controlled companies, within the period comprised by the budget then in effect, which, individually or cumulatively, exceed the amount of R$10,000,000.00 (ten million Reais);

XIX.                   approve any individual operation whose amount exceeds R$10,000,000.00 (ten million Reais), between the Company and its controlled companies, on the one hand and its shareholders, their controlled companies, associated companies, holding companies or companies under common control, on the other;

XX.                      to authorize the execution of agreements of any nature, including transactions and waivers, implying obligations for the Company or representing values in an amount exceeding R$10,000,000.00 (ten million Reais), not provided for in the Company’s budget or its controlled companies;

XXI.                   to authorize the Executive Officers to acquire, dispose of and constitute mortgages or encumbrances of any nature upon permanent assets of the Company, in amounts representing equal to or in excess of R$10,000,000.00 (ten million Reais), not provided for in the Company’s annual budget or its controlled companies;

XXII.                to determine the vote to be given by the Company’s representative at the General Shareholders’ Meetings and meetings of the corporations in which the Company participates as shareholder, and previously approve the amendments to the Articles of Association of the corporations in which the Company participates as partner, inclusively approving the choice of the administrators of the controlled or associated companies to be elected with the Company’s vote;

XXIII.             to approve the issue of subscription warrants;

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Exhibit 1.1

XXIV.             to approve the issue or the sale of debentures non-convertible into shares and with no collateral guarantee, whether held in treasury;

XXV.                To resolve on the issue of shares within the authorized capital limit, under the terms of the paragraph 1 of the Article 5 of these Bylaws.

Article 17-A - The Company shall have, on a temporary basis, a Special Independent Committee created for the sole purpose of analyzing the conditions of the merger of shares of Mobitel S.A. into the Company and submitting its recommendations to the Company’s Board of Directors.

Paragraph 1 - The Special Independent Committee will be composed of three members, elected by the Board of Directors, all of whom independent (either members of the Company’s management or not), with proven experience and technical ability, and subject to the same attributes and legal responsibilities as the Company’s management, in accordance with Article 3 of Corporation Law.

Paragraph 2 - Independent members of the Special Independent Committee shall be deemed to be those who comply with the definition of "independent member” set forth in the Listing Regulations of the Novo Mercado trading segment of the São Paulo Stock Exchange.

Paragraph 3 - The Special Independent Committee will not have executive or decision-making powers and its reports, proposals and/or recommendations will be submitted to the Board of Directors.

Paragraph 4 - The Board of Directors will be responsible for determining the compensation of the members of the Special Independent Committee and authorizing the appointment, by the Executive Board, of its members and the independent consultants to provide support to the Special Independent Committee.

SECTION IV

Executive Board

Article 18 - The Executive Board shall be  composed of, at least, 2 (two) and, at most, 5 (five) Officers: 1 (one) Chief Executive Officer, 1 (one) Chief Financial Officer, and the others without a specific designation. The members of Executive Board may be shareholders or not, domiciled in the country, elected by the Board of Directors and deposable by the latter at any time, with unified term of office of three (3) years, reelection being permitted.

Last update on 25 April, 2011

Exhibit 1.1

Paragraph 1 - The Officers, after the end of the management term, shall remain in office up to the election and the investiture of the new Officers.

Paragraph 2 - In the event of vacancy in the position of Officer, or impediment or the sitting Officer, the Board of Directors shall elect the new Officer or appoint one alternate, whose term of office shall expire jointly with the other Officers.

Paragraph 3 - In the absence or temporary disqualification of any of the Officers, such Officer shall be replaced, reciprocally, by the Executive Board.

Paragraph 4 - The members of the Board of Directors, up to one-third, at most, shall be elected for the positions of Officers, thus accumulating functions. In this assumption, the Board member-Officer shall opt for the compensation which he/she is entitled to, either as a Board member or as an executive-administrator.

Article 19 - The powers of attorney shall always be executed by 2 (two) officers jointly, and one of them shall necessarily be the Chief Executive Officer. The powers of attorney shall also be granted for specific purposes and for a determined term, not exceeding 1 (one) year, except those which contemplate the powers of the clause ad judicia. In addition to the term, the powers of attorney “ad negotia” shall void substitution.

Article 20 - The Company shall be represented, actively and passively, in any acts that incur obligations or exempt third parties from obligations with the Company, by two jointly Officers, by one officer and one attorney-in-fact, appointed as above, or by two attorneys-in-fact also appointed as above, by means of the power of attorney to practice the act specified thereof.

Paragraph 1 - Furthermore, the Executive Board shall appoint one of the members to represent the Company for acts and operations in the country or abroad, or shall establish an attorney-in-fact only to practice a specific act; and the minutes that contain the resolution of the Executive Board shall be filed with the Commercial Registry, whether necessary.

Paragraph 2 - The Company shall be represented separately by any of the members of the Executive Board, without the formalities provided for by this article, in the events of receipt of court processes and notices and in the rendering of personal deposition.

Article 21 - The Executive Board shall always hold meetings whenever necessary, and the call shall be incumbent upon the Chief Executive Officer, prior to 2 (two) business days.

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Exhibit 1.1

Paragraph 1 - The Executive Board’s Meeting shall be held with the attendance of officers representing the majority of the members of the Executive Board, and the resolutions shall be taken by the majority of votes of the Officers attending the meeting.

Paragraph 2 - The minutes of the meetings and the resolutions of the Executive Board shall be registered in the Company’s records.

Article 22 - The Executive Board shall exercise the attributions granted by the Law, the Bylaws and the Board of Directors to take all measures necessary for the regular operation of the Company.

Article 23 - It is incumbent upon the Chief Executive Officer to, specifically:

I.                   supervise all the Company’s performance;

II.                supervise the performance of the other Officers;

III.             submit to the approval of the Board of Directors the work plans and the annual budgets, the investment plans and the new expansion programs of the Company and of its controlled companies, promoting its execution under the terms approved;

IV.             Drafting of Company’s operating strategies and guidelines, as well as to establish the criteria for the execution of the resolutions of the General Shareholders’ Meeting and the Board of Directors, with the participation of the other Officers;

V.                coordinate and supervise the Executive Board’s activities, calling and presiding the meetings, with the casting vote in the case of a tie;

VI.             represent the Company in meetings and any other deliberative body of the corporations in which the Company participates. In this event, the minutes of the Board of Director’s meeting which contain the Company’s vote orientation shall be presented to the chairman of the meeting of the aforementioned corporations;

VII.          exercise the other attributions which are granted to him/her by the Board of Directors.

Article 24 - The Chief Executive Officer shall determine the specific functions of each Officer, complying with the limits set forth by the Company’s Board of Directors. The representation of the Company with the regulating bodies of the capital market, in compliance with the provision in the Instruction 202/93, amended by the Instruction  309/99, both of the Brazilian Securities and Exchange Commission, shall be incumbent upon to any Officer, as resolved by the Company’s Board of Directors.

Article 25 - The Executive Board, as a collective body, shall:

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Exhibit 1.1

I.                   set forth specific policies and guidelines derived from the general guidance of the business established by the Board of Directors;

II.                elaborate the budget, the form of execution thereof and the Company’s general plans, submitting them to the approval of the Board of Directors;

III.             present to the Board of Directors the proposals from controlled companies related to the general guidelines of organization, market development, and the investment plan and budget;

IV.             present, from time to time, to the Board of Directors, the general evolution of the Company’s business;

V.                propose to the Board of Directors the disposal of the Company’s permanent assets, if the value of these assets is equal to or greater than R$10,000,000.00 (ten million Reais) and the disposal is not posted in the Company’s annual budget;

VI.             present to the Board of Directors the proposal for the Company’s Internal Regulation, with the respective organizational structure;

VII.          evaluate the Balance Sheet and the other financial statements and the Annual Report of the Company, as well as the proposal for allocation of the net income,  submitting them to the Audit Committee, the Independent Auditors and the Board of Directors; and

VIII.       resolve on other matters of collective competence of the Executive Board or attributed to it by the Board of Directors.

CHAPTER IV

Audit Committee

Article 26 - The Company shall have an Audit Committee, composed of 3 to 5 (three to five) members and an equal number of alternates, without permanent character, and it shall only be elected and instated by the General Shareholders’ Meeting by the request of shareholders, in the cases provided for by the law.

Paragraph 1 - The members of the Audit Committee, all of whom natural person, domiciled in the country and legally qualified, shall be elected by the General Shareholders’ Meeting which resolves the instatement of the body, at the request of shareholders, with term of office up to the first General Shareholders’ Meeting held after the election.

Paragraph 2 - The members of the Audit Committee shall only be entitled to the compensation determined by the General Shareholders’ Meeting during the period of operation of the body and in the effective exercise of their functions.

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Exhibit 1.1

Paragraph 3 - The Audit Committee, when instated, shall hold the attributions provided for by the law, not being delegable the functions of the members thereof.

CHAPTER VI

Fiscal Year, Balance Sheet and Financial Statements

Article 27 - The fiscal year shall last 1 (one) calendar year and shall end in the last day of December of each year.

Article 28 - At the end of each fiscal year, based on entry filed, shall be produced, according the commercial accounting, consolidated in the balance sheet, accrued profit and loss statement, income statement for the year and statement of origin and appropriation of funds; simultaneously in domestic and constant currency.

Paragraph 1 - The balance sheet and the financial statements shall be submitted to the General Shareholders’ Meeting by the Board of Directors, based on the elements that have been presented and proposed by the Executive Board.

Paragraph 2 - The Company shall draw up the Balance Sheet and distribute the dividends in quarterly periods, as long as the semi-annually paid total dividends do not exceed the amount of its capital reserves.

Paragraph 3 - Moreover, at any time, the Board of Directors shall resolve on the distribution of interim dividends, on the account of retained earnings or income reserves existing in the last annual or semi-annual balance sheet.

Article 29 - From the income statement for the year, possible accumulated deficit and the provision for income tax shall be deducted, before any interest.

Paragraph 1 - On the remaining income determined as the caput of this article, the statutory interest of the administrators shall be calculated, up to the maximum legal limit.

Paragraph 2 - The net profits of the fiscal year, obtained after the deduction referred in the previous paragraph, shall be allocated as follows:

a) 5% (five percent) to legal reserve, reaching 20% (twenty percent) of the paid-in capital stock. The constitution of Legal Reserve shall be exempted in the fiscal year in which its balance, plus the amount of the capital reserves, exceeds 30% (thirty percent) of the capital stock;

b) From the balance of net profits of the fiscal year, obtained after the deduction referred in the previous paragraph and adjusted pursuant to the article 202 of the Law 6,404/76, 25% (twenty-five percent) shall be allocated to the payment of mandatory dividend to all the shareholders thereof, in compliance with the provision in the paragraph 3 of the Article 5.

Last update on 25 April, 2011

Exhibit 1.1

c) the remaining balance, after the accounting of profit in the unrealized earnings reserve, will be transferred to the Investment Reserve, aimed at ensuring investments of the Company’s interest, in addition to strengthening its working capital. This reserve may not exceed, along with the other earnings reserves, the Capital Stock value.

Article 30 - The dividends not claimed in the term of 3 (three) years, counted from the period running from the date on which they were made available for distribution, shall become void in behalf of the Company.

Article 31 - The management bodies shall pay or credit interest on net equity under the terms of the Article 9, paragraph 7, of the Law 9,249, as of 12.26.1995 and the relevant legislation and regulation, up to the limit of the minimum mandatory dividends referred in the Article 202, of the Law 6,404/76, which shall be considered by the net value of the income tax.

CHAPTER VII

Liquidation, Dissolution and Extinguishment

Article 32 - The Company shall enter into liquidation, dissolution and extinguishment in the events provided for by the law or by virtue of the resolution of the General Shareholders’ Meeting.

Sole Paragraph - The Board of Directors shall appoint the liquidator, the measures and guidelines to be followed, determine the fees thereof and elect the Audit Committee, which shall operate during the liquidation period.

Cristina Alves Corrêa Justo Reis

Secretary and Laywer e Advogada

OAB/RJ 117.725

Last update on 25 April, 2011